Exhibit 23.1





                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
ClubCorp, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-89818, 33-96568, 333-08041 and 333-57107) on Form S-8 of ClubCorp, Inc. of
our report dated June 16, 2000, relating to the statements of net assets available for benefits of the ClubCorp Employee Stock Ownership Plan (formerly the ClubCorp Stock Investment Plan) as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules, which report appears in the December 31, 1999 annual report on Form 11-K of the ClubCorp Employee Stock Ownership Plan.



                                              KPMG LLP

Dallas,  Texas
June 30, 2000